Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Burlington Industries, Inc. 1998 Equity Incentive Plan of our report dated October 28, 1998, with respect to the consolidated financial statements of Burlington Industries, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended October 3, 1998, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference therein of our report dated October 28, 1998 with respect to the financial statement schedule of Burlington Industries, Inc. for the years ended October 3, 1998, September 27, 1997 and September 28, 1996 included in its Annual Report (Form 10-K) for 1998 filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP
Greensboro, North Carolina
August 19, 1999